Exhibit 15







   The Board of Directors
   Polaroid Corporation


   Re:  Registration Statements No. 33-36384, No. 33-44661 and No. 33-51173

   Ladies and Gentlemen:

   With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 18, 1994, related to our review of interim financial information.

   Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,


   KPMG Peat Marwick LLP


   Boston, Massachusetts
   November 14, 1994

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